Exhibit (h)(xiii)

AMENDED AND RESTATED

EXPENSE Limitation/reimbursement AGREEMENT

This Agreement is entered into as of the 31st day of December, 2015, as amended and restated as of January 22, 2018, August 31, 2018, January 28, 2019, January 28, 2020 and January 28, 2022, by and between Gotham Asset Management, LLC (the “Adviser”) and FundVantage Trust (the “Trust”), on behalf the Gotham Large Value Fund (formerly, the “Gotham Institutional Value Fund”) (the “Fund”).

WHEREAS, the Adviser desires to contractually agree to reduce its advisory fee and/or reimburse certain of the Fund’s operating expenses to ensure that the Fund’s total operating expenses, excluding taxes, “Acquired Fund Fees and Expenses” (as defined in Form N-1A), dividend and interest expense on securities sold short, interest, extraordinary items, and brokerage commissions, do not exceed the levels described below (the “Expense Limitation”); and

WHEREAS, effective January 22, 2018, the Adviser extended the term of this Agreement for an additional period ended January 31, 2020; and

WHEREAS, effective August 31, 2018, the Adviser amended and restated the Agreement dated December 31, 2015 to reduce the expense limitation to 0.75%; and

WHEREAS, effective January 28, 2019, the Adviser extended the term of this Agreement for an additional period ended January 31, 2021; and

WHEREAS, effective January 28, 2020, the Adviser extended the term of this Agreement for an additional period ended January 31, 2022; and

WHEREAS, effective January 28, 2022, the Adviser desires to extend the term of this Agreement for an additional period ending January 31, 2023.

NOW, THEREFORE, the parties agree as follows:

Fee Reduction. The Adviser agrees that it will reduce its compensation and/or reimburse certain expenses for the Fund, to the extent necessary to ensure that the Fund’s total operating expenses (exclusive of taxes, “Acquired Fund Fees and Expenses,” dividend and interest expense on securities sold short, interest, extraordinary items, and brokerage commissions) do not exceed (on an annual basis): (i) 0.95% of the Fund’s average daily net assets for the period from the commencement of operations of the Fund through August 30, 2018 and (ii) 0.75% of the Fund’s average daily net assets for the period from August 31, 2018 through January 31, 2023.

Term. This Agreement shall terminate on January 31, 2023, or at an earlier date upon the discretion of the Board of Trustees of the Trust, unless extended, terminated, modified or revised by the mutual agreement of the parties, as provided for in writing.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Expense Limitation/Reimbursement Agreement to be executed in its name and on its behalf by its duly authorized representative as of January 28, 2022.

Gotham Asset Management, LLC

By:	/s/ Louis LaRocca
Name:	Louis LaRocca
Title:	General Counsel & CCO

FundVantage Trust, on behalf of Gotham Large Value Fund

By:	/s/ Joel Weiss
Name:	Joel Weiss
Title:	President

[Signature Page to Amended and Restated Expense Limitation/Reimbursement Agreement]